Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces First Quarter 2021 Results

First Quarter Revenue of $2.4 Billion with GAAP Diluted EPS of $0.95; Adjusted EPS of $1.21

Low-Cost Model Helped Drive Operating Income of $55 million; Adjusted Operating Income of $91 million

Delivered Significant Cash Flow with $1.7 Billion in Total Available Liquidity at Quarter End

Announced Plans to Separate ODP into Two Independent, Publicly Traded Companies

Board Approves a New $300 Million Stock Repurchase Authorization

Plan for CompuCom Sale Process Continues to Proceed

Boca Raton, Fla., May 5, 2021 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform with an online presence and approximately 1,100 stores, today announced results for the first quarter ended March 27, 2021.

Consolidated (in millions, except per share amounts)	1Q21	1Q20
Sales	$2,366	$2,725
Sales change from prior year period	(13)%
Operating income	$55	$80
Adjusted operating income (1)	$91	$108
Net income	$53	$45
Diluted earnings per share (2)	$0.95	$0.84
Adjusted net income (1)	$68	$66
Adjusted earnings per share (most dilutive) (2)	$1.21	$1.21
Adjusted EBITDA (1)	$138	$157
Operating Cash Flow	$86	$188
Free Cash Flow (3)	$73	$163
Adjusted Free Cash Flow (4)	$79	$173

First Quarter 2021 Summary(1)(2)

•	Total reported sales of $2.4 billion, down 13% versus last year

•	GAAP operating income of $55 million and net income of $53 million, or $0.95 per diluted share, versus $80 million and $45 million, or $0.84 per diluted share, respectively in the prior year

•	Adjusted operating income of $91 million, down from $108 million in the first quarter of 2020; and adjusted EBITDA of $138 million, down from $157 million in the first quarter of 2020

•	Adjusted net income of $68 million, or adjusted earnings per share of $1.21, versus $66 million or $1.21, respectively in the prior year

•	Operating cash flow of $86 million and adjusted free cash flow of $79 million, versus $188 million and $173 million, respectively in prior year

•	$1.7 billion of total available liquidity including $753 million in cash and cash equivalents

“It’s an exciting day for ODP, as we mark the continued evolution of our B2B pivot and digital transformation, drove solid quarterly results, and took the next step in unlocking shareholder value,” said Gerry Smith, chief executive officer of The ODP Corporation.

“While conditions related to COVID-19 persisted in the quarter and adverse weather temporarily impacted operations in the Southwest, the continued execution of our low-cost model drove solid operating and free cash flow results, as we continued to make meaningful progress on our strategic initiatives. We delivered our value proposition to customers at home, in the office, and through our Retail channel, which experienced strong demand, including a 35% year-over-year increase in our buy online, pick-up in store (BOPIS) offering. While COVID-19 conditions continued to impact our contract channel, we did achieve one of our highest levels of net new customer wins and are encouraged by the increased business activity and traction exiting the quarter,” he added.

“The significant progress on our B2B pivot and digital transformation initiatives have us well positioned for the future. Our digital platform business integrated BuyerQuest, our new procure-to-pay (P2P) platform, and we advanced our collaboration with Microsoft. Additionally, the supplier community continues to gain interest as they realize the broad capabilities and reach of our new digital platform. In all, we are well on our way to pursue future growth in the large and growing business commerce market.”

“Also, as we described in a separate release, we’re taking an important step to unlock shareholder value by planning a tax-free spin-off of our B2B businesses, creating two, independent, publicly-traded companies. As separate companies, we believe all stakeholders will benefit from the increased strategic focus and flexibility, aligned capital structures and growth profiles, which will enhance our prospects for long-term value creation. In support of our strategy, we are happy to announce that our Board has authorized a new $300 million stock repurchase program,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2021 were $2.4 billion, a decrease of 13% compared to the first quarter of 2020. The year-over-year decrease in revenue was primarily the result of fewer retail stores in service and lower sales driven by impacts related to the COVID-19 pandemic. Product sales in the first quarter were down 12% relative to the prior year period. Service revenue in the first quarter was down 19% related to lower comparable sales at CompuCom as a result of the COVID-19 outbreak and the previously disclosed malware incident, and lower sales of services in our BSD and Retail Division, both of which were negatively impacted by the COVID-19 outbreak.

Sales Breakdown (in millions)	1Q21	1Q20
Product sales	$2,051	$2,337
Product sales change from prior year	(12)%
Service revenues	$315	$388
Service revenues change from prior year	(19)%
Total sales	$2,366	$2,725

The Company reported operating income of $55 million in the first quarter of 2021, compared to $80 million in the prior year period. GAAP operating results in the first quarter included a total of $36 million of charges which include $10 million of SG&A expenses related to CompuCom’s efforts to address the malware incident and restore service delivery to impacted customers, $12 million of non-cash asset impairment charges primarily related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, and $14 million of merger, restructuring and other operating costs primarily associated with the Maximize B2B Restructuring Plan. Net income was $53 million, or $0.95 per diluted share in the first quarter of 2021, compared to $45 million, or $0.84 per diluted share in the first quarter of 2020.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the first quarter of 2021 exclude charges and credits totaling $36 million as defined above, as well as a credit of $7 million for other income related to the release of certain liabilities of its former European Business, and the tax impacts associated with the above items.

•

First quarter of 2021 adjusted EBITDA was $138 million compared to $157 million in the prior year period. This included adjusted depreciation and amortization(5) of $44 million and $49 million in the first quarters of 2021 and 2020, respectively.

•	First quarter 2021 adjusted operating income was $91 million compared to $108 million in the first quarter of 2020, including the impacts related to the COVID-19 pandemic.

•	First quarter 2021 adjusted net income was $68 million, or $1.21 per diluted share, compared to $66 million, or $1.21 per diluted share, in the first quarter of 2020.

First Quarter Division Results

Business Solutions Division (BSD)

•

Reported sales were $1.1 billion in the first quarter of 2021, down 16% compared to the same period last year. Sales performance was impacted by conditions caused by the COVID-19 outbreak, which impacted schools and business operations

•	Demand in our eCommerce channel increased 3% with growth in certain adjacency product sales, which comprised 44% of total BSD revenues in the quarter

•	Operating income was $17 million in the first quarter of 2021 compared to $40 million in the prior year period

Retail Division

•

Reported sales were $1.0 billion in the first quarter of 2021, down 10% versus the prior year period, but up sequentially from $951 million in the fourth quarter of 2020. Planned closures of underperforming stores drove the reported decline with 149 fewer retail outlets at the end of the first quarter as compared to the prior year. The Company closed 8 stores in the quarter and had 1,146 stores at quarter end

•	Partially offsetting these impacts were increased sales per shopper as well as a 35% increase in our buy online, pick up in store (BOPIS) offering

•

Operating income was $100 million in the first quarter of 2021, up 15% over the same period last year. As a percentage of sales, this performance reflects an approximate 210 basis point margin improvement

CompuCom Division

•

Reported sales were $196 million in the first quarter of 2021, down 17% compared to the prior year period. The year-over-year decrease was due primarily to lower services volumes related to the COVID-19 outbreak and other factors, as well as lower billed service revenues as a result of the malware incident

•	CompuCom reported $1 million operating loss in the first quarter of 2021, compared to $3 million operating income in the prior year period

•	The Company continues to make progress on its plan for a value-maximizing sale of its CompuCom Division to maximize CompuCom’s full potential and drive forward its future value and success

B2B Pivot and Digital Transformation Progress

As a primary component of its strategy to drive growth in higher value industry segments, the Company has made significant progress on its B2B pivot and digital transformation initiatives. The Company recently established its new technology business, announced its digital transformation leadership team, acquired one of the leading Procure-to-Pay software companies, and entered into a collaboration with Microsoft corporation.

During the quarter, the Company’s new technology platform business integrated BuyerQuest, its new leading P2P eProcurement software platform, launching new customers and growing its pipeline of new business opportunities. Furthering its collaboration with Microsoft, in April, the Company’s digital technology business successfully completed a live technical demonstration of the platform at an industry technology conference, representing an important step as the Company prepares for a full launch to Microsoft’s Business Central customers scheduled for late 2021. The Company continues to generate strong interest from suppliers as they begin to recognize the expansive reach and innovative capabilities of the new digital platform.

Balance Sheet and Cash Flow

As of March 27, 2021, ODP had total available liquidity of approximately $1.7 billion, consisting of $753 million in cash and cash equivalents and $946 million of available credit under the Third Amended Credit Agreement. Total debt was $367 million.

For the first quarter of 2021, cash provided by operating activities was $86 million, which included less than $1 million in acquisition and integration-related costs and $6 million in restructuring costs, compared to cash provided by operating activities of $188 million in the first quarter of the prior year, which included $4 million and $10 million, respectively, of the same costs. The reduction in operating cash flow was driven primarily by higher working capital usage in the quarter.

Capital expenditures in the quarter were $13 million versus $25 million in the prior year period, reflecting lower investment in retail operations, while continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program in the quarter were $5 million and $1 million, respectively. Accordingly, Adjusted Free Cash Flow was $79 million in the first quarter of 2021.

Additionally, as part of its ongoing commitment to drive shareholder value in support of its strategic initiatives, the Company announced today that its Board of Directors authorized a new $300 million stock repurchase program. This new program, available through June 30, 2022, replaces the current share repurchase program that was temporarily suspended during the onset of COVID-19. The authorization permits the Company to repurchase common stock from time-to-time through a combination of open market repurchases, privately negotiated transactions, 10b5-1 trading plans, accelerated stock repurchase transactions and/or other derivative transactions. The stock repurchase program may be modified, extended, suspended or discontinued at any time. The exact number and timing of share repurchases will depend on market conditions and other factors, and will be funded through available cash balances. “Reflecting our team’s confidence in the future, this new authorization will allow us to opportunistically enhance the return of capital to shareholders as we execute our strategic initiatives. As we make progress, our Board of Director’s will continue to evaluate our capital allocation plans in order to maximize long-term value for shareholders,” Smith added.

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(2)	All share and per share amounts in this release have been retroactively adjusted for the prior period presented to give effect to a 1-for-10 reverse stock split which was effective on June 30, 2020.
(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve its strategic plans, including the announced separation of the B2B Operations and the sale of CompuCom, and the high costs in connection with these transactions which may not be recouped if these transactions are not consummated, the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; the risk that the Company will not be successful in maximizing the full potential of its CompuCom Division; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 27, 2021	March 28, 2020
Sales:
Products	$2,051	$2,337
Services	315	388

Total sales	2,366	2,725
Cost of goods sold and occupancy costs:
Products	1,609	1,828
Services	223	268

Total cost of goods sold and occupancy costs	1,832	2,096

Gross profit	534	629
Selling, general and administrative expenses	453	521
Asset impairments	12	12
Merger, restructuring and other operating expenses, net	14	16

Operating income	55	80
Other income (expense):
Interest income	—	3
Interest expense	(7)	(18)
Other income, net	11	1

Income before income taxes	59	66
Income tax expense	6	21

Net income	$53	$45

Earnings per share
Basic	$0.99	$0.86
Diluted	$0.95	$0.84

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	March 27, 2021	December 26, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$753	$729
Receivables, net	687	631
Inventories	929	930
Prepaid expenses and other current assets	75	65

Total current assets	2,444	2,355
Property and equipment, net	546	576
Operating lease right-of-use assets	1,096	1,170
Goodwill	677	609
Other intangible assets, net	357	357
Deferred income taxes	156	162
Other assets	322	329

Total assets	$5,598	$5,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$959	$919
Accrued expenses and other current liabilities	1,141	1,138
Income taxes payable	6	12
Short-term borrowings and current maturities of long-term debt	23	24

Total current liabilities	2,129	2,093
Deferred income taxes and other long-term liabilities	201	197
Pension and postretirement obligations, net	41	43
Long-term debt, net of current maturities	344	354
Operating lease liabilities	923	991

Total liabilities	3,638	3,678

Commitments and contingencies
Stockholders’ equity:
Common stock – authorized 80,000,000 shares of $0.01 par value; issued shares – 64,604,629 at March 27, 2021 and 62,551,255 at December 26, 2020; outstanding shares – 54,747,436 at March 27, 2021 and 52,694,062 at December 26, 2020	1	1
Additional paid-in capital	2,697	2,675
Accumulated other comprehensive loss	(27)	(32)
Accumulated deficit	(356)	(409)
Treasury stock, at cost – 9,857,193 shares at March 27, 2021 and December 26, 2020	(355)	(355)

Total stockholders’ equity	1,960	1,880

Total liabilities and stockholders’ equity	$5,598	$5,558

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 27, 2021	March 28, 2020
Cash flows from operating activities:
Net income	$53	$45
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46	49
Charges for losses on receivables and inventories	7	8
Asset impairments	12	12
Compensation expense for share-based payments	10	7
Deferred income taxes and deferred tax asset valuation allowances	6	24
Changes in working capital and other operating activities	(48)	43

Net cash provided by operating activities	86	188

Cash flows from investing activities:
Capital expenditures	(13)	(25)
Businesses acquired, net of cash acquired	(28)	(18)
Proceeds from collection of notes receivable	—	818
Other investing activities	8	1

Net cash provided by (used in) investing activities	(33)	776

Cash flows from financing activities:
Net payments on long and short-term borrowings	(6)	(25)
Debt retirement	—	(735)
Cash dividends on common stock	—	(13)
Share purchases for taxes, net of proceeds from employee share-based transactions	(23)	(4)
Repurchase of common stock for treasury	—	(30)
Other financing activities	(1)	(1)

Net cash used in financing activities	(30)	(808)

Effect of exchange rate changes on cash and cash equivalents	1	(12)

Net increase in cash, cash equivalents and restricted cash	24	144
Cash, cash equivalents and restricted cash at beginning of period	729	700

Cash, cash equivalents and restricted cash at end of period	$753	$844

Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$3
Right-of-use assets obtained in exchange for new operating lease liabilities	11	54
Business acquired in exchange for common stock issuance	35	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	1Q21	1Q20
Sales	$1,127	$1,334
Sales change from prior year	(16)%
Division operating income	$17	$40
Division operating income margin	1.5%	3.0%

BSD year-over-year sales performance was impacted by conditions caused by the COVID-19 outbreak, negatively impacting sales primarily in the Company’s contract channel as the operations of many businesses were interrupted and the majority of school systems remained closed to in-class learning. The Company utilized diverse channels and a broader product portfolio to meet customer needs. Demand through its eCommerce channel grew by 3%. Adjacency categories include cleaning and breakroom, personal protective equipment (PPE), technology, furniture, and copy and print, and comprised 44% of total BSD revenues in the quarter. BSD operating income was impacted by lower sales volume related to the effects of the COVID-19 pandemic and product mix, partially offset by cost efficiency measures. The Company’s contract channel experienced stronger demand late in the quarter as more businesses resumed normal operations and a great number of school systems returned to in-class learning.

Retail Division (in millions)	1Q21	1Q20
Sales	$1,039	$1,156
Sales change from prior year	(10)%
Division operating income	$100	$87
Division operating income margin	9.6%	7.5%

The Retail Division reported sales were down 10% versus the prior year period related to planned closures of underperforming stores with 149 fewer retail outlets at the end of the first quarter as compared to the prior year. Partially offsetting these impacts were increased sales per shopper, increased demand for certain adjacency product categories, and stronger adoption of our BOPIS offering. Retail Division operating income was up 15% over the same period last year and reflects a 210 basis point margin improvement. The increase in operating income versus the prior year was largely related to lower SG&A from cost savings initiatives, improvements in distribution and inventory management costs, and lower operating lease costs.

CompuCom Division (in millions)	1Q21	1Q20
Sales	$196	$235
Sales change from prior year	(17)%
Division operating income	$(1)	$3
Division operating income margin	(0.5)%	1.3%

The CompuCom Division reported sales decrease was due primarily to lower services volumes related to the impact of the COVID-19 pandemic and other factors, as well as lower billed service revenue as a result of the malware incident. Service disruptions related to the malware incident have largely been addressed and service has been restored to all customers. The CompuCom Division reported an operating loss of $1 million in the first quarter of 2021, compared to $3 million operating income in the first quarter of 2020.

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program.

(In millions, except per share amounts)
Q1 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$453	19.1%	$10	$443	(6)	18.7%
Assets impairments	$12	0.5%	$12	$—		—%
Merger, restructuring and other operating expenses, net	$14	0.6%	$14	$—		—%
Operating income	$55	2.3%	$(36)	$91	(7)	3.8%
Other income, net	$11	0.5%	$7	$4	(8)	0.2%
Income tax expense	$6	0.3%	$(14)	$20	(9)	0.8%
Net income	$53	2.2%	$(15)	$68	(10)	2.9%
Earnings per share (most dilutive)	$0.95		$(0.26)	$1.21	(10)
Depreciation and amortization	$46	1.9%	$2	$44	(11)	1.9%

Q1 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$12	0.4%	$12	$—		—%
Merger, restructuring and other operating expenses, net	$16	0.6%	$16	$—		—%
Operating income	$80	2.9%	$(28)	$108	(7)	4.0%
Income tax expense	$21	0.8%	$(7)	$28	(9)	1.0%
Net income	$45	1.7%	$(21)	$66	(10)	2.4%
Earnings per share (most dilutive)	$0.84		$(0.37)	$1.21	(10)

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
Adjusted EBITDA:	March 27, 2021	March 28, 2020
Net income	$53	$45
Income tax expense	6	21

Income before income taxes	59	66
Add (subtract)
Interest income	—	(3)
Interest expense	7	18
Adjusted depreciation and amortization (11)	44	49
Charges and credits, pretax (12)	29	28

Adjusted EBITDA	$138	$157

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted selling, general and administrative expenses for the first quarter of 2021 exclude charges for CompuCom’s malware incident related costs of $10 million.
(7)

Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, asset impairments (if any) and CompuCom’s malware incident related costs (if any).

(8)	Adjusted other income, net for the first quarter of 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(9)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(10)

Adjusted net income and adjusted earnings per share (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), CompuCom’s malware incident related costs (if any), European Business liabilities release (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(11)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(12)

Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), CompuCom’s malware incident related costs (if any) and European Business liabilities release (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
Free cash flow	March 27, 2021	March 28, 2020
Net cash provided by operating activities	$86	$188
Capital expenditures	(13)	(25)

Free cash flow	73	163
Adjustments for certain cash charges
Maximize B2B Restructuring Plan	5	—
Business Acceleration Program	1	10

Adjusted free cash flow	$79	$173

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q1 2021	Q1 2020
Retail Division:
Stores opened	—	—
Stores closed	8	12
Total retail stores (U.S.)	1,146	1,295
Total square footage (in millions)	25.3	28.8
Average square footage per store (in thousands)	22.1	22.3